Exhibit 99.1

News Release

For Immediate Release		http://www.ball.com
Investor Contact:	Ann T. Scott	303-460-3537, ascott@ball.com
Media Contact:	Scott McCarty	303-460-2103, smccarty@ball.com

Ball Announces Third Quarter Earnings

BROOMFIELD, Colo., Oct. 25, 2007—Ball Corporation [NYSE:BLL] today reported third quarter earnings of $60.9 million, or 59 cents per diluted share, on sales of $1.91 billion, compared to $107.1 million, or $1.02 per diluted share, on sales of $1.82 billion in the third quarter of 2006.
For the first nine months of 2007, Ball’s results were earnings of $248 million, or $2.40 per diluted share, on sales of $5.63 billion, compared to $281.3 million, or $2.68 per diluted share, on sales of $5.03 billion in the same period in 2006.
Both the third quarter and the nine-month results in 2007 include an after-tax charge of $51.8 million, or 50 cents per diluted share, related to the settlement of a dispute with a beverage can customer in the metal beverage packaging, Americas, segment. The 2006 results include a gain of $2.8 million ($1.7 million after tax, or two cents per diluted share) in the third quarter and $76.9 million ($46.9 million after tax, or 45 cents per diluted share) in the first nine months for insurance recovery from a fire at a plant in Germany.
The 2007 results through three quarters do not include an after-tax charge of approximately $26 million that will result from facility closures and related equipment relocation activities associated with plans the company announced Wednesday as part of the continuing consolidation of its food and household products packaging, Americas, segment. That charge will occur in the fourth quarter of 2007.
“We had a solid quarter, led by outstanding results in our metal beverage packaging, Europe/Asia, and our aerospace and technologies segments,” said R. David Hoover, chairman, president and chief executive officer. “Operating results in our metal beverage packaging, Americas, segment were slightly lower than a year ago in the quarter, but for the full year they remain well above 2006. We announced this week a restructuring plan to improve results in our metal food and household products packaging, Americas, segment. We continue to have discussions with our customer base about the need to improve results there and in our underperforming plastic packaging, Americas, segment.”

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          Ball Corporation
        10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Ball Corporation - 2

Metal Beverage Packaging, Americas

The 2007 sales and operating earnings for both the quarter and the first nine months were reduced by the $85.6 million pre-tax charge related to the customer settlement. Operating earnings in the quarter before the customer settlement for the metal beverage packaging, Americas, segment were $65 million on sales of $728.8 million, compared to $73 million on sales of $659.6 million in the third quarter of 2006. For the first nine months segment results before the customer settlement were earnings of $241.4 million on sales of $2.2 billion, compared to $193.5 million on sales of $1.99 billion in the first three quarters of 2006.
“Demand continued to be strong, particularly for specialty size beverage cans, during the third quarter in the metal beverage packaging, Americas, segment,” Hoover said. “To help meet that demand, we plan to install a new 24-ounce can production line in our Monticello, Ind., facility in time for the 2008 summer sales period.”

Metal Beverage Packaging, Europe/Asia

Third quarter earnings in the metal beverage packaging, Europe/Asia, segment were $81 million on sales of $522.4 million, compared to $66 million, including $2.8 million in property insurance gains, on sales of $425.1 million in the third quarter of 2006. For the first nine months segment earnings were $218.5 million on sales of $1.45 billion, compared to $235.7 million, including $76.9 million in property insurance gains, on sales of $1.16 billion in the same period in 2006.
“Results in Europe were helped by higher selling prices, continued cost optimization efforts, and by a full quarter’s contribution from the new lines added in Hassloch and Hermsdorf, Germany, to replace the capacity lost in the fire last year,” Hoover said. “We have announced plans for line speedups and are looking at possible additional can and end manufacturing capacity in Europe to meet the continued demand growth there.”

Metal Food & Household Products Packaging, Americas

Earnings for the third quarter in the metal food and household products packaging, Americas, segment were $14.5 million on sales of $349.5 million, compared to $19.7 million on sales of $366 million in the third quarter of 2006. For the first nine months of 2007, earnings were $25.4 million on sales of $912.3 million, compared to $25.5 million, including a $1.7 million charge for costs to shut down a food can manufacturing line in Canada, on sales of $850.5 million.

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          Ball Corporation
        10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Ball Corporation - 3

“Results in our metal food and household products packaging, Americas, segment remain below acceptable levels,” Hoover said. “As part of the ongoing process of integrating the assets we acquired in March 2006 and improving overall performance, we have announced plans to close two manufacturing plants and exit the custom and decorative tinplate can business. Although some manufacturing equipment from the facilities being closed will be relocated to other Ball facilities, we expect an overall reduction in manufacturing capacity of approximately 10 production lines. When completed, this restructuring is expected to yield annualized cost savings in excess of $15 million.”

Plastic Packaging, Americas

Third quarter results in the plastic packaging, Americas, segment were earnings of $7.7 million on sales of $195 million, compared to $7.9 million on sales of $201.2 million in the third quarter of 2006. For the first three quarters of 2007, results were earnings of $17.1 million on sales of $580.3 million, compared to $18.3 million on sales of $521.1 million in the same period in 2006.
“Sales volumes were up slightly from the third quarter of 2006, due in part to the inclusion of our plastic pail business, which was transferred to this segment at the beginning of 2007,” Hoover said. “However, we remain disappointed with the sales of commodity PET bottles.”

Aerospace and Technologies

Earnings in the third quarter for the aerospace and technologies segment were $18.3 million on sales of $196.4 million, compared to $15.6 million on sales of $170.4 million in the third quarter of 2006. For the first nine months of 2007, earnings were $53.5 million on sales of $596.9 million, compared to $33.4 million on sales of $505.7 million in the first three quarters of 2006.
“Our aerospace and technologies segment had an excellent quarter and earnings through three quarters exceed all of 2006 for the segment,” Hoover said. “The successful launch on Sept. 18 of the WorldView-1 satellite we built for DigitalGlobe marked another important achievement for Ball Aerospace. This next-generation imaging satellite and the WorldView-2 spacecraft we currently have in development will be the most agile commercial imaging spacecraft ever flown.”

Outlook

Raymond J. Seabrook, executive vice president and chief financial officer, said a lower effective tax rate helped third quarter results.

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          Ball Corporation
        10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Ball Corporation - 4

“We concluded our negotiations with the Internal Revenue Service regarding interest expenses incurred on loans under a company-owned life insurance plan, with the majority of the interest deductions being upheld,” Seabrook said. “Legislated reductions in European corporate tax rates and other favorable tax issues resulted in an overall lower tax rate in the quarter.
“Our adjusted full-year free cash flow is still on track to exceed $400 million and our stock buyback is projected at $200 million,” Seabrook said.
“We are taking aggressive steps to better position Ball Corporation for the future,” Hoover said. “We are determined to make our best businesses even better and to bring our underperforming businesses to more acceptable levels.
“We have announced plans for expansion in some of the world’s strongest growth markets and are examining other similar opportunities. We are continuing the process of integrating and rationalizing assets in the mature metal food and household products packaging market,” Hoover said.
Ball Corporation is a supplier of high-quality metal and plastic packaging products for beverage, food and household customers, and of aerospace and other technologies and services, primarily for the U.S. government. Ball Corporation and its subsidiaries employ more than 15,500 people worldwide and reported 2006 sales of $6.6 billion.

Conference Call Details
    Ball Corporation will hold its regular quarterly conference call on the company’s results and performance today at 8:30 a.m. Mountain Time (10:30 a.m. Eastern). The North American toll-free number for the call is 800-926-7535. International callers should dial 415-226-5354. Please use the following URL for a Web cast of the live call:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=115234&eventID=1656329
For those unable to listen to the live call, a taped replay will be available after the live call’s conclusion until 12:30 a.m. Eastern Time on Nov. 1, 2007. To access the replay, call 800-383-0935 (North American callers) or 402-977-9140 (international callers) and use reservation number 21350553.
A written transcript of the call will be posted within 48 hours of the call’s conclusion to Ball’s Web site at www.ball.com in the investors section under “presentations.”

Forward-Looking Statements
This release contains “forward-looking” statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates” and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including Exhibit 99.2 in our Form 10-K, which are available at our Web site and at www.sec.gov. Factors that might affect our packaging segments include fluctuation in consumer and customer demand and preferences; availability and cost of raw materials, including recent significant increases in resin, steel, aluminum and energy costs, and the ability to pass such increases on to customers; competitive packaging availability, pricing and substitution; changes in climate and weather; crop yields; industry productive capacity and competitive activity; failure to achieve anticipated productivity improvements or production cost reductions, including those associated with our beverage can end project; the German mandatory deposit or other restrictive packaging laws; changes in major customer or supplier contracts or loss of a major customer or supplier; and changes in foreign exchange rates, tax rates and activities of foreign subsidiaries. Factors that might affect our aerospace segment include: funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts. Factors that might affect the company as a whole include those listed plus: accounting changes; successful or unsuccessful acquisitions, joint ventures or divestitures; integration of recently acquired businesses; regulatory action or laws including tax, environmental and workplace safety; governmental investigations; technological developments and innovations; goodwill impairment; antitrust, patent and other litigation; strikes; labor cost changes; rates of return projected and earned on assets of the company’s defined benefit retirement plans; pension changes; reduced cash flow; interest rates affecting our debt; and changes to unaudited results due to statutory audits or other effects.

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          Ball Corporation
        10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Condensed Financials (September 2007)

Unaudited Statements of Consolidated Earnings

	Three months ended		Nine months ended
($ in millions, except per share amounts)	September 30, 2007	October 1, 2006	September 30, 2007	October 1, 2006
Sales	$1,992.1	$1,822.3	$5,719.1	$5,029.7
Legal settlement (Note 3)	(85.6)	-	(85.6)	-
Net sales (Note 2)	1,906.5	1,822.3	5,633.5	5,029.7
Costs and expenses
Cost of sales (excluding depreciation and amortization)	1,659.5	1,516.7	4,736.4	4,228.2
Business consolidation costs (Notes 4 and 6)	-	-	-	1.7
Depreciation and amortization	71.8	64.5	206.7	184.0
Selling, general and administrative	84.3	66.5	253.8	210.3
Property insurance gain (Note 4)	-	(2.8)	-	(76.9)
	1,815.6	1,644.9	5,196.9	4,547.3
Earnings before interest and taxes (Note 2)	90.9	177.4	436.6	482.4
Interest expense	(36.2)	(37.2)	(112.2)	(98.1)
Tax provision (Note 5)	3.1	(36.6)	(85.9)	(114.2)
Minority interests	(0.1)	(0.1)	(0.3)	(0.5)
Equity in results of affiliates	3.2	3.6	9.8	11.7
Net earnings	$60.9	$107.1	$248.0	$281.3
Earnings per share (Note 4):
Basic	$0.60	$1.04	$2.44	$2.72
Diluted	$0.59	$1.02	$2.40	$2.68

Weighted average shares outstanding (000s):
Basic	101,422	103,292	101,691	103,397
Diluted	102,997	104,901	103,372	105,124

Condensed Financials (September 2007)

Unaudited Statements of Consolidated Cash Flows

	Three months ended		Nine months ended
($ in millions)	September 30, 2007	October 1, 2006	September 30, 2007	October 1, 2006
Cash Flows From Operating Activities:
Net earnings	$60.9	$107.1	$248.0	$281.3
Depreciation and amortization	71.8	64.5	206.7	184.0
Legal settlement (Note 3)	85.6	-	85.6	-
Property insurance gain (Note 4)	-	(2.8)	-	(76.9)
Business consolidation costs (Note 4)	-	-	-	1.7
Income taxes	(17.3)	(4.8)	36.5	(6.2)
Pension funding and expense, net	(18.7)	(5.1)	(21.1)	(6.5)
Other changes in working capital	(36.3)	18.5	(180.9)	(271.1)
Other	8.1	4.9	30.4	9.8
	154.1	182.3	405.2	116.1
Cash Flows From Investing Activities:
Additions to property, plant and equipment	(56.6)	(60.1)	(222.9)	(187.6)
Acquisitions	-	(1.0)	-	(786.4)
Property insurance proceeds (Note 4)	-	-	48.6	32.4
Other	(6.1)	1.1	(5.4)	9.7
	(62.7)	(60.0)	(179.7)	(931.9)
Cash Flows From Financing Activities:
Net change in borrowings	(36.0)	(94.8)	(121.6)	890.2
Dividends	(10.0)	(10.0)	(30.4)	(30.7)
Purchases of common stock, net	(59.8)	(13.2)	(155.1)	(44.7)
Other	1.6	1.9	8.3	(2.1)
	(104.2)	(116.1)	(298.8)	812.7
Effect of exchange rate changes on cash	0.3	0.4	1.2	1.2

Change in cash	(12.5)	6.6	(72.1)	(1.9)
Cash–beginning of period	91.9	52.5	151.5	61.0
Cash–end of period	$79.4	$59.1	$79.4	$59.1

Condensed Financials (September 2007)

Unaudited Consolidated Balance Sheets

($ in millions)	September 30, 2007	October 1, 2006
Assets
Current assets
Cash and cash equivalents	$79.4	$59.1
Receivables, net	852.8	768.2
Inventories, net	867.6	802.1
Deferred taxes and other current assets	80.1	85.8
Total current assets	1,879.9	1,715.2
Property, plant and equipment, net	1,941.0	1,821.6
Goodwill	1,837.8	1,724.8
Other assets	356.7	487.9
Total assets	$6,015.4	$5,749.5
Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt and current portion of long-term debt	$169.4	$136.9
Payables and accrued liabilities	1,255.4	1,132.1
Total current liabilities	1,424.8	1,269.0
Long-term debt	2,228.9	2,411.7
Other liabilities and minority interests	1,004.4	928.1
Shareholders’ equity	1,357.3	1,140.7
Total liabilities and shareholders’ equity	$6,015.4	$5,749.5

Notes to Condensed Financials (September 2007)

1. Accounting Policy Change

In the fourth quarter of 2006, management changed the method of inventory accounting for the majority of the inventories in the metal beverage packaging, Americas, and metal food and household products packaging, Americas, segments from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method. The FIFO method of inventory accounting better matches revenues and expenses in accordance with sales contract payment terms. The three months and nine months ended October 1, 2006, have been retrospectively adjusted on a FIFO basis in accordance with Statement of Financial Accounting Standards No. 154.

2. Business Segment Information

	Three months ended		Nine months ended
	September 30,	October 1,	September 30,	October 1,
($ in millions)	2007	2006	2007	2006
Net Sales–
Metal beverage packaging, Americas	$728.8	$659.6	$2,182.9	$1,992.6
Legal settlement (Note 3)	(85.6)	-	(85.6)	-
Total metal beverage packaging, Americas	643.2	659.6	2,097.3	1,992.6
Metal beverage packaging, Europe/Asia	522.4	425.1	1,446.7	1,159.8
Metal food & household products packaging, Americas	349.5	366.0	912.3	850.5
Plastic packaging, Americas	195.0	201.2	580.3	521.1
Aerospace & technologies	196.4	170.4	596.9	505.7
Consolidated net sales	$1,906.5	$1,822.3	$5,633.5	$5,029.7

Earnings before interest and taxes (a)–
Metal beverage packaging, Americas	$65.0	$73.0	$241.4	$193.5
Legal settlement (Note 3)	(85.6)	-	(85.6)	-
Total metal beverage packaging, Americas	(20.6)	73.0	155.8	193.5
Metal beverage packaging, Europe/Asia	81.0	63.2	218.5	158.8
Property insurance gain (Note 4)	-	2.8	-	76.9
Total metal beverage packaging, Europe/Asia	81.0	66.0	218.5	235.7
Metal food & household products packaging, Americas	14.5	19.7	25.4	27.2
Business consolidation costs (Note 4)	-	-	-	(1.7)
Total metal food & household products packaging, Americas	14.5	19.7	25.4	25.5
Plastic packaging, Americas	7.7	7.9	17.1	18.3
Aerospace & technologies	18.3	15.6	53.5	33.4
Segment earnings before interest and taxes	100.9	182.2	470.3	506.4
Undistributed corporate costs	(10.0)	(4.8)	(33.7)	(24.0)
Earnings before interest and taxes	$90.9	$177.4	$436.6	$482.4

(a)
Amounts in 2006 were retrospectively adjusted for: (1) a change in inventory accounting method from LIFO to FIFO (see Note 1) and (2) the transfer of a plastic pail product line from the metal food and household products packaging, Americas, segment to the plastic packaging, Americas, segment (which occurred as of January 1, 2007).

Notes to Condensed Financials (September 2007)

3.	Legal Proceedings

During the second quarter of 2007, Miller Brewing Company (a U.S. customer) asserted various claims against a wholly owned subsidiary of the company. On October 4, 2007, the dispute was settled in mediation. Ball retains all of Miller’s beverage can and end business through 2015. Miller receives $85.6 million ($51.8 million after tax), with approximately $70 million to be paid in the first quarter of 2008. The remainder of this third quarter accrual will be recovered over the life of the contract.

4.	Business Consolidation Activities and Property Insurance Gain

In April 2006 a fire in our metal beverage can plant in Hassloch, Germany, significantly damaged the plant. Property insurance gains of $74.1 million ($45.2 million after tax) and $2.8 million ($1.7 million after tax) were recorded in the second and third quarters of 2006, respectively. During the second quarter of 2007, we brought into full production the replacement capacity we installed after the fire.

In the second quarter of 2006, earnings of $0.4 million ($0.2 million after tax) were recorded to reflect the recovery of amounts previously expensed in a 2005 business consolidation charge.

In the first quarter of 2006, a net $2.1 million charge ($1.4 million after tax) was recorded in the metal food and household products packaging, Americas, segment primarily to shut down a food can line. The charge was reduced during the fourth quarter of 2006 by $0.7 million ($0.5 million after tax) to reflect higher proceeds received on the disposition of fixed assets.

A summary of the effects of the legal settlement and the above transactions on after-tax earnings is as follows:

	Three months ended		Nine months ended
($ in millions, except per share amounts)	September 30, 2007	October 1, 2006	September 30, 2007	October 1, 2006
Net earnings as reported	$60.9	$107.1	$248.0	$281.3
Legal settlement, net of tax	51.8	-	51.8	-
Insurance gain, net of tax	-	(1.7)	-	(46.9)
Business consolidation costs, net of tax	-	-	-	1.2
Net earnings before the above items	$112.7	$105.4	$299.8	$235.6
Per diluted share before the above items	$1.09	$1.00	$2.90	$2.24

Ball’s management segregates the above items to evaluate the company’s performance of current operations. The above is presented on a non-U.S. GAAP basis and should be considered in connection with the unaudited statements of consolidated earnings. Non-U.S. GAAP measures should not be considered in isolation.

Notes to Condensed Financials (September 2007)

5.	Tax Provision

The 2007 third quarter tax provision has been reduced by $7 million, net, due to enacted third quarter tax rate reductions in Germany and the United Kingdom, offset by reduced tax credits in the U.S. The third quarter 2006 tax provision was reduced by $6.4 million due to the settlement of various tax matters.

Also in the third quarter of 2007, the company realized a tax loss pertaining to its Canadian operations and concluded our negotiations with the IRS concerning disallowed interest deductions under a company-owned life insurance plan, with the majority of the interest deductions being upheld. These items reduced the third quarter 2007 provision by $10.2 million net.

6.	Subsequent Event

On October 24, 2007, Ball announced plans to close two manufacturing facilities and to exit the custom and decorative tinplate can business located in Baltimore, Maryland. Ball will close its food and household products packaging facilities in Tallapoosa, Georgia, and Commerce, California, both of which manufacture aerosol and general line cans.  The two plant closures will result in a net reduction in manufacturing capacity of 10 production lines, including the relocation of two high-speed aerosol lines into existing Ball facilities.  An after-tax charge of approximately $26 million will be recorded in the fourth quarter and, once completed in early 2009, these actions are expected to yield annualized pretax cost savings in excess of $15 million. The cash costs of these actions are expected to be offset by proceeds on asset dispositions and tax recoveries.